Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

RiceBran Technologies
West Sacramento, California

We consent to the incorporation by reference in this Registration Statement of RiceBran Technologies on Form S-8 of our report dated March 23, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of RiceBran Technologies as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2016.

/s/ Marcum, LLP
New York, NY

November 27, 2017